Exhibit 16.1

October 23, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read NRC Group Holdings Corp.’s statements included under Item 4.01 of its Form 8-K dated October 23, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Grant Thornton LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in paragraph (b) under Item 4.01.

/s/ WithumSmith+Brown, PC

New York, New York

cc:	Mr. James R. Baumgardner
Audit Chair
NRC Group Holdings Corp.